Exhibit 4.18 (a)

AMENDMENT TO THE SUBORDINATION AGREEMENT

DATED AS OF 19 OCTOBRE 1999

DATED 1 DECEMBER 2004

BETWEEN

The Borrower

EURO DISNEY ASSOCIÉS S.C.A.

AND

THE SUBORDINATED CREDITOR

AND

The Senior Agents and the Senior SCA Agents

LA CAISSE DES DÉPÔTS ET CONSIGNATIONS

BNP PARIBAS

CALYON

AND

THE SENIOR CREDITORS

BETWEEN

1.                            EURO DISNEY S.C.A., a société en commandite par actions [French limited partnership], with a share capital of € 10,826,802.92, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy 77700, registered on the Meaux Trade and Companies Register under number 334 173 887, represented by Mr. Jeffrey R. Speed, duly authorised for the purpose hereof, hereinafter referred to as “Euro Disney S.C.A.”, or the “Borrower”,

2.                            LA CAISSE DES DEPOTS ET CONSIGNATIONS, a special financial institution created by the Act of 28 April 1816, governed by sections L. 518-2 et seq. of the Monetary and Financial Code, having its principal office at 56 Rue de Lille, 75007 Paris, represented by Mr. Jean François de Caffarelli, duly authorised for the purpose hereof, hereinafter referred to as “CDC”,

3.                            BNP PARIBAS, a société anonyme having its principal office at 16 Boulevard des Italiens, 75009 Paris, represented by Mrs. Martine Aubert and Mr. Jean Olivier, duly authorised for the purpose hereof,

4.                            CALYON, a société anonyme having its principal office at 9 Quai du Président Paul Doumer, 92920 Paris La Défense, represented by Mr. Michel Anastassiades and Mr. Jean-Hervé Cariou, duly authorised for the purpose hereof,

It is hereby specified that:

(i)                                     Caisse des Dépôts et Consignations is acting in its capacity as lender in respect of the CDC Phase I Loans, and in that of Senior Agent and Senior SCA Agent;

(ii)                                  BNP Paribas is acting in its capacity as creditor, Senior Agent and Senior SCA Agent, on its own behalf and on behalf of the creditors under the Phase IA Credit Facility Agreement;

(iii)                               Calyon is acting in its capacity as creditor, Senior Agent and Senior SCA Agent, on its own behalf and on behalf of the creditors in respect of the Phase IB Credit Facility Agreement, Phase IA Partners’ Advances, Phase IB Advances and the Lease Agreement, and

(iv)                              CDC is acting in its capacity as lender in respect of the CDC Second Park Loans;

the creditors referred to in paragraphs (i) to (iii) above being hereinafter referred to collectively as the “Senior Creditors”, CDC as referred to in paragraph (iv) above being hereinafter referred to as the “Subordinated Creditor”, and together with all of the parties to this agreement, as the “Parties”.

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS

ARTICLE 2.	COMING INTO EFFECT OF THE NEW SUBORDINATION AGREEMENT

ARTICLE 3.	TERMINATION OF THE AMENDMENT

ARTICLE 4.	APPLICABLE LAW – JURISDICTION

PREAMBLE :

(A)                               Pursuant to the Senior SCA Finance Facility, the Borrower has obtained certain loans, advances or credit facilities and is liable for payments under sub-lease agreements.

(B)                               Pursuant to the Senior Finance Facility, (i) the Borrower, some of the Borrower’s subsidiaries, Euro Disneyland SNC and the Hotel SNCs have obtained certain loans, advances or credit facilities, (ii) the Borrower is liable for payments under lease agreements and (iii) Euro Disney Associés SNC is liable for payments under lease agreements.

(C)                               Pursuant to four agreements dated 30 September 1999 between the Borrower and CDC, CDC has extended loans to the Borrower (in tranches A to D) for an aggregate amount of three hundred and eighty-one million one hundred and twenty-two thousand euros (€ 381,122,000) in principal, to finance the construction of the Second Theme Park (the “Second Park CDC Loan Agreements”).

(D)                               Pursuant to a subordination agreement entered into on 19 October 1999, between, inter alia, the Borrower, CDC, BNP Paribas and Calyon, CDC has agreed to subordinate its rights to repayment of the principal and payment of interest and fees under the Second Park CDC Loan Agreements to the prior full repayment of all sums owed under the Senior Finance Facilities and the Senior SCA Finance Facilities (the “Subordination Agreement”).

(E)                                 Subsequent to the financial problems encountered by Euro Disney Group, a memorandum of agreement dated 8 June 2004, which purpose is to agree on the necessary measures to take in order to restore its financial balance, entered into among Euro Disney S.C.A., EDL Hôtels S.C.A., Euro Disneyland S.N.C., Hôtels SNC, The Walt Disney Company, CDC, and Phase IA Banks, Phase IB Banks, Phase IA Partners and Phase IB Partners, respectively represented by their agents BNP Paribas and Calyon, as the case may be, has been approved by the steering committee and modified after a letter sent by Euro Disney S.C.A. to CDC, and to the Phase IA Banks, Phase IB Banks, Phase IA Partners and Phase IB Partners on the 20 Septembre 2004, the memorandum as modified by the aforementioned letter being accepted by way of a letter signed by all the parties on the 30 September 2004 (the “Memorandum of Agreement”).

(F)                                 For the purpose of implementing the Memorandum of Agreement, CDC and Euro Disney S.C.A. entered into four agreements amending and restating the Second Park CDC Loan Agreements on the 1 December 2004, the aforementioned four agreements governing the loans (namely Tranche A, Tranche B, Tranche C and Tranche D) (the “Amended and Restated Second Park CDC Loan Agreements”), the aforementioned loans being granted by CDC to Euro Disney S.C.A. to finance the Second Theme Park (the “Second Park CDC Loans”)

(G)                               Pursuant to the Memorandum of Agreement, the parties to this Subordination Agreement have agreed to enter into this amendment to the Subordination Agreement (the “Amendment”) which will provide for the period starting on the Amendment signing date and ending on the Transfer completion date.

(H)                               In addition, the parties to this Subordination Agreement have, as of the date hereof, entered into an amended and restated subordination agreement which terms and conditions will replace the Subordination Agreement (the “New Subordination Agreement”). The New Subordination Agreement will become effective on the Transfer completion date.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS

ARTICLE 1.                                              DEFINITIONS

1.1                              For the application of this Amendment, the terms and expressions defined in the Subordination Agreement will have the meaning ascribed to them in the Subordination Agreement, the preamble or the Memorandum of Agreement subject to the stipulations of paragraph 1.2 below.

1.2                              The definition “Free Cash Flow” as it appears in paragraph 1.1 of the Subordination Convention is replaced by the following definition:

“Free Cash Flow” means the sum of:

(i)                        any available instrument or immediately convertible into cash in the possession of the Borrower or any of its controlled affiliates within the meaning of article L. 233-3 of the Commercial Code; and

(ii)                    any amount advanced under any form, directly or indirectly, by the Borrower to a non-controlled affiliate which amount’s immediate repayment is contractually demandable within the limits of the such affiliate as stated in (i) above.

ARTICLE 2.                                              COMING INTO EFFECT OF THE NEW SUBORDINATION AGREEMENT

At the date of the completion of the Transfer, the New Subordination Agreement will come into effect.

ARTICLE 3.                                              TERMINATION OF THE AMENDMENT

This amendment will be terminated:

(i)                                              in case of the coming into effect of the New Subordination Agreement pursuant to Article 2 above;

(ii)                                           in case of the failure of the Realisation of the Capital Increase or of the failure of the completion of the Transfer at the expiration of the 30-day period following 31 March 2005 pursuant to paragraph 7.7 of the New Subordination Agreement.

ARTICLE 4.                                              APPLICABLE LAW – JURISDICTION

4.1                                          This agreement will be governed by French law and construed in accordance therewith.

4.2                                          Any dispute arising from this agreement or its interpretation will be subject to the exclusive jurisdiction of the competent courts situated within the area of jurisdiction of the Paris Court of Appeal.

Made in Paris,

On the 1st of December 2004,

In seven (7) original copies.

For the Borrower:

EURO DISNEY S.C.A.

By:
Name: Jeffrey R. Speed

For the Agents, the Senior Agents, the Priority Lenders and the Subordinated Lenders:

LA CAISSE DES DÉPÔTS ET CONSIGNATIONS

By:
Name: Jean François de Caffarelli

BNP PARIBAS

By:
Name: Martine Aubert and Jean Olivier

CALYON

By:
Name: Michel Anastassiades and Jean-Hervé Cariou